                          AGREEMENT AND PLAN OF MERGER

                                 By and Between

                                 ID RECAP, INC.,

                             a Delaware corporation

                                       and

                                 INTERDENT, INC.

                             a Delaware corporation

                          Dated as of October 22, 1999

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                          AGREEMENT AND PLAN OF MERGER

       This AGREEMENT AND PLAN OF MERGER is entered into as of October 22, 1999 by and between ID Recap, Inc., a Delaware corporation ("Recap") wholly owned by Green Equity Investors III, L.P. ("GEI"), and InterDent, Inc., a Delaware corporation (together with its Subsidiaries from time to time (except as the context may otherwise require), the "Company"), with respect to the following facts and circumstances:

       A. The Special Committee of the Company, the Board of Directors of the Company and the Board of Directors of Recap have each determined that it is advisable and in the best interests of its respective stockholders to effect the Merger of Recap with and into the Company upon the terms and subject to the conditions set forth herein.

       B. Pursuant to the Merger, all shares of capital stock of the Company (other than Dissenting Shares and shares held by Recap or in the Company's treasury) shall be cancelled and converted automatically into the right to receive an amount in cash per share, without interest, as set forth in
Section 2.2 of this Agreement.

       C. Concurrently with the execution and delivery of this Agreement and in order to induce Recap to enter into this Agreement, Recap and certain Rollover Holders (defined below) are entering into Voting Agreements in the form attached hereto as EXHIBIT A, pursuant to which, among other things, the Rollover Holders will agree to vote their shares of the Company in favor of the Merger.

       D. In connection with the transactions contemplated by the Merger, certain members of management of and certain investors in the Company (the "Rollover Holders") have entered into Exchange and Subscription Agreements in the form attached hereto as EXHIBIT B (the "Exchange Agreement") with Recap, pursuant to which the Rollover Holders will exchange a portion of their Existing Shares (the "Rollover Shares") of the Company for shares of Recap prior to the closing of the Merger (the "Recapitalization").

       NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE I.
                                  DEFINITIONS

       1.1. CERTAIN TERMS. For all purposes of this Agreement, except as otherwise expressly provided:

               (a) the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular;

               (b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;


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

               (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;

               (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

               (e) the words "include," "includes" and "including" shall be deemed in each case to be followed by the words "without limitation";

               (f) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and

               (g) the term "party" or "parties" when used herein refer to Recap, on the one hand, and the Company, on the other.

       1.2. DEFINITIONS. As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions shall apply:

               (a)     "Acquisition Proposal" has the meaning set forth in
Section 7.5 hereof.

               (b) "Action" means any action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil or criminal, in law or in equity, or before any court, tribunal, arbitrator or Governmental Entity.

               (c) "Affiliate" means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity.

               (d) "Agreement" means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or incorporated by reference, in each case as amended or supplemented.

               (e) "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

               (f) "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               (g)     "Balance Sheet" has the meaning set forth in Section
5.12.


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

               (h) "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

               (i) "Certificate" has the meaning set forth in Section 4.1 hereof.

               (j)     "Certificate of Merger" has the meaning set forth in
Section 2.1(b) hereof.

               (k) "Closing" has the meaning set forth in Section 3.1 hereof.

               (l)     "Closing Date" means the date and time of the Closing.

               (m) "Code" means the Internal Revenue Code of 1986, as amended.

               (n) "Common Stock" means the Company's common stock, no par value.

               (o) "Company" means InterDent, Inc., a Delaware corporation (together with its Subsidiaries from time to time (except as the context may otherwise require)).

               (p)     "Company Benefit Plans" has the meaning set forth in
Section 5.14(a).

               (q) "Company Board" means, as applicable, the Board of Directors and/or the Special Committee of the Board of Directors of the Company.

               (r)     "Company Computer System" has the meaning set forth in
Section 5.16.

               (s) "Company Employees" has the meaning set forth in Section 5.14(a).

               (t)     "Company Pension Plan" has the meaning set forth in
Section 5.14(b).

               (u) "Company Performance Shares" has the meaning set forth in Section 5.3.

               (v)     "Company Plans" has the meaning set forth in Section
5.14(b).

               (w)     "Company Proxy Statement" has the meaning set forth in
Section 7.9 hereof.

               (x) "Company SEC Reports" means all of the forms, statements, schedules, reports and other documents filed or required to be filed by the Company or any Subsidiary with the SEC since December 31, 1996.

               (y) "Convertible Notes" means the Company's 7% convertible subordinated notes issued on May 18, 1998 and June 3, 1998 pursuant to the Securities Purchase Agreement dated May 12, 1998.

               (z)     "DGCL" means the Delaware General Corporation Law.


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

               (aa)    "Dissenting Shares" has the meaning set forth in Section
2.4.

               (bb) "Earn Out Shares" means the shares of capital stock of the Company that the Company is obligated to issue to a third party in connection with or arising from any earn out payments, including but not limited to those parties and obligations identified on Schedule 5.3.

               (cc) "Effective Time" has the meaning set forth in Section 2.1(b) hereof.

               (dd) "Encumbrance" means any charge, encumbrance, security interest, lien, option, equity, adverse claim or restriction, except for any restrictions on transfer generally arising under any applicable Law.

               (ee) "Environmental Law" has the meaning set forth in Section 5.17(b) hereof.

               (ff) "ERISA" means the Employee Retirement Income Security Act of 1934, as amended.

               (gg) "ERISA Affiliate" has the meaning set forth in Section 5.14(c) hereof.

               (hh) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               (ii) "Exchange Agreement" means the exchange and subscription agreement in the form attached hereto as EXHIBIT B.

               (jj) "Exchange Ratio" has the meaning set forth in Section 2.2(h) hereof.

               (kk) "Existing Shares" means all of the Company's issued and outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock (if any), Series C Preferred Stock (if any) and Series D Preferred Stock.

               (ll) "Expenses" has the meaning set forth in Section 9.3 hereof.

               (mm)    "Financing" has the meaning set forth in Section 6.5.

               (nn)    "Financing Letters" has the meaning set forth in Section
6.5.

               (oo) "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

               (pp)    "GEI" has the meaning set forth in the preamble.

               (qq) "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

               (rr)    "Hazardous Substance" has the meaning set forth in
Section 5.17(b) hereof.


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

               (ss) "H-S-R Act" has the meaning set forth in Section 7.6(a) hereof.

               (tt) "Indebtedness" means all obligations for borrowed money and accounts payable, however evidenced, including principal and interest.

               (uu)    "Indemnified Party" has the meaning set forth in Section
7.13.

               (vv)    "Insurance Policies" has the meaning set forth in
Section 5.20.

               (ww)    "Knox-Keene Act" has the meaning set forth in Section
8.3.14.

               (xx) "Law" means any statute, rule, regulation, administrative requirement, code or ordinance of any Governmental Entity.

               (yy)    "Leased Real Estate" has the meaning set forth in
Section 5.24(b).

               (zz) "Liabilities" means all liabilities, obligations, debts and expenses whatsoever of the business of the Company, whether matured or unmatured, liquidated or unliquidated, fixed or contingent.

               (aaa) "Material Adverse Effect" means a material adverse effect on (i) the ability of the subject Person to perform its obligations under, and consummate the transactions contemplated by this Agreement on a timely basis or (ii) the condition (financial or otherwise), results of operations, assets, liabilities, prospects or business of the subject Person and its Subsidiaries taken as a whole.

               (bbb) "Merger" has the meaning set forth in Section 2.1(a) of this Agreement.

               (ccc) "Merger Consideration" means all of the cash paid to the holders of the Existing Shares and the holders of Convertible Notes, Options and Warrants pursuant to Article II hereof.

               (ddd)   "New Financing Letters" has the meaning set forth in
Section 6.5.

               (eee) "Notice of Superior Proposal" has the meaning set forth in Section 7.5(b).

               (fff) "Options" means the options to purchase shares of capital stock of the Company.

               (ggg) "Order" means any decree, injunction, judgment, order, ruling, arbitration award, assessment or writ issued by any Governmental Entity.

               (hhh) "Owned Real Estate" has the meaning set forth in Section 5.24(a).

               (iii) "Paying Agent" has the meaning set forth in Section 2.3(a) hereof.

               (jjj) "Permit" means any license, permit, franchise or authorization.


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

               (kkk)   "Permitted Acquisitions" has the meaning set forth in
Section 7.1(d) hereof.

               (lll) "Permitted Encumbrances" means (i) Encumbrances disclosed on SCHEDULE 1.2(lll) hereto, (ii) liens for Taxes, assessments, governmental charges or levies or mechanics' and other statutory liens which are not material in amount relative to the property affected, and which are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) imperfections of title which are not substantial in amount relative to the property affected and which do not materially interfere with the present use of the property subject thereto or affected thereby.

               (mmm) "Person" means an association, a corporation, an individual, a partnership, a limited liability company or limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.

               (nnn) "Preferred Stock" means the Company's Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series D Preferred Stock.

               (ooo) "Preliminary Termination Fee" has the meaning set forth in Section 9.3.

               (ppp)   "Recap" means ID Recap, Inc., a Delaware corporation.

               (qqq) "Recapitalization" has the meaning set forth in the recitals.

               (rrr) "Representatives" means Persons acting on behalf of another Person, including such Person's officers, directors, employees, representatives, agents, independent accountants, investment bankers and counsel.

               (sss) "Rollover Holders" has the meaning set forth in the recitals.

               (ttt) "Rollover Options" means the Options issued under the Stock Options Plans set forth on SCHEDULE 1.2(ttt), that will continue in the Surviving Corporation; provided, however, the excess of the aggregate cash amount that would be paid with respect to the Existing Shares subject to such Options, if the Options were exercised, over the aggregate exercise price with respect to such Options shall not exceed $2,330,000.

               (uuu) "Rollover Shares" has the meaning set forth in the recitals.

               (vvv) "SEC" means the United States Securities and Exchange Commission.

               (www)   "SEC Reports" has the meaning set forth in Section
5.6(a).

               (xxx) "Securities Act" means the Securities Act of 1933, as amended.

               (yyy) "Series A Preferred Stock" means the Series A Preferred Stock, no par value of the Company.


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

               (zzz) "Series B Preferred Stock" means the Series B Preferred Stock, no par value of the Company.

               (aaaa) "Series C Preferred Stock" means the Series C Preferred Stock, no par value of the Company.

               (bbbb) "Series D Preferred Stock" means the Series D Preferred Stock, no par value of the Company.

               (cccc) "Service" means the Internal Revenue Service or any successor entity.

               (dddd) "Special Committee" means the special committee of the Board of Directors of the Company established to consider the fairness of the transaction as contemplated by this Agreement.

               (eeee)  "Special Meeting" has the meaning set forth in Section
7.10 hereof.

               (ffff) "Stock Option Plans" means, collectively, the InterDent, Inc. 1999 Stock Incentive Plan, the InterDent, Inc. Employee Stock Purchase Plan of 1999, the InterDent, Inc. Dental Professional Stock Purchase Plan of 1999, Gentle Dental Service Corporation 1993 Stock Incentive Plan, as amended on June 4, 1998, Dental Care Alliance, Inc. 1997 Executive Incentive Compensation Plan, Dental Care Alliance, Inc. 1997 Non-Qualified Stock Option Plan, GMS Dental Group, Inc. 1996 Stock Option Plan and GMS Dental Group, Inc. 1996 Performance Stock Option Plan.

               (gggg) "Subsidiary" of a company means any Person in which such company has a direct or indirect equity or ownership interest by vote or value of in excess of 50%. Subsidiaries of the Company shall include, but not be limited to, Gentle Dental Service Corporation, a Delaware corporation, and Dental Care Alliance, Inc., a Delaware corporation, for all purposes except where the context otherwise requires; provided, however, that dental practices managed (but not owned) by InterDent, Inc. or any of its Subsidiaries shall not be included within the definition of a "Subsidiary" for purposes of the Agreement.

               (hhhh)  "Superior Proposal" has the meaning set forth in
Section 7.5(d) hereof.

               (iiii)  "Surviving Corporation" has the meaning set forth in
Section 2.1(a) hereof.

               (jjjj)  "Takeover Statute" has the meaning set forth in Section
7.15 hereof.

               (kkkk)  "Tax" or "Taxes", as the context may require, include:
(i) any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such Tax; or (ii) any liability of a Person for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treas. Reg. Section 1.1502-6 or comparable provisions of any Governmental Entity in respect of a consolidated or combined return.

               (llll) "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

               (mmmm)  "Termination Fee" shall have the meaning set forth in
Section 9.3 hereof.

               (nnnn)  "Update Statements" has the meaning set forth in Section
7.7 hereof.

               (oooo) "Voting Agreement" means the voting agreement in the form attached hereto as EXHIBIT A.

               (pppp) "Warrants" means the warrants to purchase shares of capital stock of the Company.

               (qqqq)  "Year 2000 Compliant" has the meaning set forth in
Section 5.16.

                                   ARTICLE II.
                                   THE MERGER

       2.1.    THE MERGER.

               (a) At the Effective Time, Recap shall be merged with and into the Company in accordance with DGCL and the terms and conditions hereof (the "Merger"). Upon consummation of the Merger, the separate existence of Recap shall cease and the Company shall be the surviving corporation (the "Surviving Corporation").

               (b) As soon as practicable after the Closing, the Company will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in accordance with DGCL and make all other filings or recordings required by Law in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time").

               (c) The Merger shall have the effects set forth in Sections 251, 259 and 261 of DGCL.

       2.2. MERGER CONSIDERATION AND CANCELLATION OF EXISTING SHARES AND CONVERTIBLE NOTES. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Recap, the Company, or the holders of any of the following securities:


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               (a)     Each share of Common Stock issued and outstanding
immediately prior to the Effective Time (including shares of Common Stock issued upon exercise of options, warrants and other convertible securities of the Company, including the Company's convertible securities pursuant to that certain Securities Purchase Agreement dated May 12, 1998, by and among Gentle Dental Service Corporation and the Purchasers set forth on SCHEDULE 1 to that agreement), other than any Dissenting Shares and shares to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive an amount equal to $9.50 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 2.3;

               (b) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and shares to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive $1 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Series A Preferred Stock in the manner provided in Section 2.3;

               (c) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (if any such shares are issued and outstanding), other than any Dissenting Shares and shares to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive an amount equal $1,031.49 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Series B Preferred Stock in the manner provided in Section 2.3, and the right to receive certain Warrants pursuant to the terms of such Series B Preferred Stock shall be cancelled;

               (d) Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (if any such shares are issued and outstanding), other than any Dissenting Shares and shares to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive $1 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Series C Preferred Stock in the manner provided in Section 2.3;

               (e) Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than any Dissenting Shares and shares to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive an amount equal to $9.50 in cash, without interest, payable to the holder thereof upon surrender of the certificate formerly representing such share of Series D Preferred Stock in the manner provided in Section 2.3, and the right to receive certain Warrants pursuant to the terms of such Series D Preferred Stock shall be cancelled;

               (f) The Company's Convertible Notes issued and outstanding immediately prior to the Effective Time, other than any Convertible Notes to be cancelled pursuant to Section 2.2(g), shall be cancelled and shall be converted automatically into the right to receive prepayment equal to 101% of the outstanding principal amount (which includes any amounts payable in a change of control) and any accrued but unpaid interest thereon, and the right to receive a cash payment equal to $0.29 for each share of Common

Stock that would be issued following exercise of the Warrants that would be issued in a redemption of the Convertible Notes, in lieu of the right to receive such Warrants pursuant to the terms of the Convertible Notes, which right to receive such Warrant shall be cancelled;

               (g) Each Existing Share and/or the Convertible Notes owned by Recap or held in the treasury of the Company, if any, immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (h) Each share of capital stock of Recap that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of capital stock, with identical rights, preferences and privileges, of the Surviving Corporation (the "Exchange Ratio").

               (i) If between the date of this Agreement and the Effective Time the number of outstanding shares of capital stock of the Company shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like other than pursuant to the Merger, the amount of the pro rata portion of the Merger Consideration and the Exchange Ratio shall be correspondingly adjusted; provided, however, the aggregate amount of the Merger Consideration shall remain unchanged.

       2.3. PAYMENT OF CASH FOR EXISTING SHARES; CONVERTIBLE NOTES, OPTIONS AND WARRANTS.

               (a) At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with a paying agent appointed by Recap with the Company's prior approval (the "Paying Agent"), as agent for the holders of Existing Shares, Convertible Notes, Options and Warrants to be cancelled in accordance with Sections 2.2, 2.5 and 2.6, cash in the aggregate amount required to pay the Merger Consideration in respect of such securities outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.3(b) hereof of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Existing Shares, Convertible Notes, Options and Warrants cancelled in the Merger and such cash shall not be used for any other purposes. Each holder of a certificate or certificates representing Existing Shares cancelled and extinguished at the Effective Time pursuant to Section 2.2 hereof may thereafter surrender such certificate or certificates to the Paying Agent, as agent for such holder of Existing Shares, in exchange for payment of the pro rata portion of the Merger Consideration as set forth in Section 2.2 for a period ending six months after the Effective Time. Each holder of Convertible Notes cancelled and extinguished at the Effective Time pursuant to Sections 2.2 hereof may thereafter surrender and deliver such notes to the Paying Agent, as agent for such holder of Convertible Notes, in exchange for payment of the pro rata portion of the Merger Consideration as set forth in Section 2.2 for a period ending six months after the Effective Time. Each holder of Warrants cancelled and extinguished at the Effective Time pursuant to Sections 2.2 and 2.6 hereof may thereafter surrender and deliver such warrants to the Paying Agent, as agent for such holder of Warrants, in exchange for payment of the pro rata portion of the Merger Consideration as set forth in Section 2.6 for a period ending six months after the Effective Time. Each holder of Options cancelled and extinguished at the Effective Time pursuant to Section 2.5 hereof shall be entitled to receive from the Paying Agent its pro rata portion of the Merger Consideration as set forth in Section 2.5 following the Effective Time.

               (b) After surrender to the Paying Agent of any certificate, note, warrant or other instrument which prior to the Effective Time shall have represented any Existing Shares, Convertible Notes or Warrants (as applicable), the Paying Agent shall promptly distribute to the person in whose name such certificate, note, warrant or other instrument shall have been registered, a check in the amount into which such Existing Shares, Convertible Notes or Warrants shall have been converted at the Effective Time pursuant to Sections
2.2 and 2.6 hereof. Until so surrendered and cancelled, each such certificate, note, warrant or other instrument shall, after the Effective Time, be deemed to represent only the right to receive its pro rata portion of the Merger Consideration, and until such surrender and cancellation, no cash shall be paid to the holder of such outstanding certificate, note, warrant or other instrument in respect thereof. From and after the Effective Time, the holders of Existing Shares, Convertible Notes and Warrants outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Existing Shares, Convertible Notes or Warrants other than the right to receive the portion of the Merger Consideration as provided in this Agreement. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

               (c) If payment is to be made to a Person other than the registered holder of the Existing Shares, Convertible Notes or Warrants represented by the certificate, note, warrant or other instrument so surrendered in exchange therefor, it shall be a condition to such payment that the certificate, note, warrant or other instrument so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Existing Shares, Convertible Notes or Warrants or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

               (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Existing Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Existing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the cash amount provided for, and in accordance with the procedures set forth, in this Article II.

               (e) If any cash deposited with the Paying Agent for purposes of payment in exchange for Existing Shares, Convertible Notes, Warrants or Options remains unclaimed six months after the Effective Time, such cash shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Existing Shares, Convertible Notes, Warrant or Options into the cash amount or otherwise received the cash amount pursuant to this Agreement prior to that time shall thereafter look only to the Surviving Corporation for payment of the cash amount. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Existing Shares, Convertible

Notes, Warrants or Options for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Existing Shares, Convertible Notes, Warrants or Options, seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

               (f) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.4 to pay for Existing Shares for which dissenter's rights have been perfected shall be returned to the Surviving Corporation, upon demand.

               (g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Existing Shares.

               (h) In the event that any certificate, note, warrant or other instrument representing the Existing Shares, Convertible Notes, or Warrants shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate, note, warrant or other instrument to be lost, stolen or destroyed and, if required by the Company, the posting by such holder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate, note, warrant or other instrument, the Paying Agent will issue in exchange for and in lieu of such lost, stolen or destroyed Existing Share certificate the cash amount, and unpaid dividends and distributions on Existing Shares deliverable in respect thereof pursuant to this Agreement and the Merger.

       2.4. DISSENTING SHARES. Notwithstanding Section 2.2, Existing Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of capital stock of the Company in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into a right to receive the pro rata portion of the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of DGCL shall receive payment therefor from the Surviving Corporation in accordance with DGCL; PROVIDED, HOWEVER, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in
Section 262 of DGCL, (ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Dissenting Shares or lost his right to relief as a dissenting stockholder and payment for his Dissenting Shares under Section 262 of DGCL or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of DGCL, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the appropriate cash amount, without interest thereon, from the Surviving Corporation as provided in Section 2.2.
The Company shall give Recap
prompt notice of any demands received by the Company prior to the Effective Time for relief as a dissenting stockholder, and Recap shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Recap, make any payment with respect to, or settle or offer to settle, any such demands.

       2.5.    STOCK OPTIONS.

               (a) Except as may be otherwise agreed to in writing between Recap and the holder of any Rollover Options, each Option that has an exercise price of equal to or greater than the cash amount payable in the Merger per share of Common Stock shall be cancelled at the Effective Time without any payment or other consideration therefor.

               (b) At the Effective Time, all other Options (other than the Rollover Options) shall be cancelled and, in lieu thereof, as soon as reasonably practicable after the Effective Time, each holder of such Options shall receive a cash payment from the Paying Agent equal to the excess of the aggregate cash amount that would be paid with respect to the shares of Common Stock subject to such Options, if the Options were exercised, over the aggregate exercise price with respect to such Options, as reduced by any required withholding of taxes. The Rollover Options at the Effective Time shall survive the Closing and the Surviving Corporation shall assume all the rights, liabilities and obligations of such Rollover Options in accordance with the respective Stock Option Plan or any successor or replacement stock option plan of the Surviving Corporation.

               (c) Prior to the Effective Time, the Company shall (i) take all reasonable steps necessary to make any amendments to the terms of such Stock Option Plans, individual Option agreement or Option that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all reasonable and necessary efforts to obtain at the earliest practicable date all written consents (if necessary) from holders of Options to effect the cancellation of such holder's Options to take effect at the Effective Time.

               (d) At or prior to the Effective Time, the Company shall take all reasonable and necessary action to fully advise the holders of Options of their respective rights under this Agreement, the Options and the respective Stock Option Plan, to facilitate the timely exercise of such rights and obligations to effectuate the provisions of this Section 2.5. From and after the Effective Time, other than as expressly set forth in this Section 2.5 or any written agreement between Recap and the holder of the Rollover Options, no holder of Options shall have any rights in respect of such Options, other than to receive the pro rata portion of the Merger Consideration for such Options in the manner described in this Section 2.5. The surrender of any Option or the receipt of the pro rata portion of the Merger Consideration by such holder of an Option shall be deemed a release of any and all rights the holder of such Option had or may have had in respect of such Option.

       2.6.    WARRANTS.

               (a) Each Warrant that has an exercise price of equal to or greater than the cash amount payable per share of Common Stock shall be cancelled at the Effective Time without payment or other consideration.

               (b) Any right to receive a Warrant pursuant to the Series B Preferred Stock, the Series D Preferred Stock or Convertible Notes shall be cancelled at the Effective Time.

               (c) Immediately prior to the Effective Time, all other outstanding Warrants (other than any Warrants (or right to receive a Warrant) that are governed by Sections 2.6 (a) and (b) above), shall be cancelled and, in lieu thereof, as soon as reasonably practicable as of or after the Effective Time, the holders of such Warrants shall receive a cash payment from the Paying Agent equal to the excess of the aggregate cash amount that would be paid with respect to the Existing Shares subject to such Warrants, if the Warrants were exercised, over the aggregate exercise price with respect to such Warrants, as reduced by any required withholding of taxes.

               (d) Prior to the Effective Time, the Company shall (i) take all reasonable steps necessary to cause the Warrants, if any, to be terminated on or prior to the Effective Time and to otherwise make any amendments to the terms of such Warrants that are necessary to give effect to the transactions contemplated by this Agreement, and (ii) use all reasonable and necessary efforts to obtain at the earliest practicable date all written consents from holders of Warrants to effect the cancellation of such holder's Warrants to take effect at the Effective Time.

               (e) Notwithstanding any provision in this Section 2.6 to the contrary, Warrants held by two members of management of the Company that do not exceed an aggregate value of $155,000 may not be cancelled in the Merger and may remain outstanding as continuing obligations of the Surviving Corporation.

                                  ARTICLE III.
                                     CLOSING

       3.1. CLOSING. The closing of the Merger (the "Closing") shall take place (i) at the offices of Irell & Manella LLP, 333 South Hope Street, Los Angeles, California at 9:00 A.M. (Los Angeles time) on the Business Day on which the parties hereto designate as the closing date following the fulfillment or waiver of the conditions set forth in Article IX hereof in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Recap may agree.

                                   ARTICLE IV.
                    CERTIFICATE OF INCORPORATION AND BYLAWS;
               OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

       4.1. THE CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be amended and restated as of the Effective Time and shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

       4.2. THE BYLAWS. The Bylaws of Recap in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

       4.3. OFFICERS AND DIRECTORS. From and after the Effective Time, the directors of the Surviving Corporation shall be as set forth on SCHEDULE 4.3 attached hereto, and the officers of the Company at the Effective Time, shall be the officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE V.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

       Except as set forth in the corresponding sections of the Disclosure Schedules, the Company hereby represents and warrants to Recap as follows:

       5.1. ORGANIZATION, STANDING AND AUTHORITY. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its respective ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except as set forth on SCHEDULE 5.1. The Company has made available to Recap a complete and correct copy of the certificate of incorporation, bylaws or other organizational documents, each as amended to date, of each of the Company and its Subsidiaries. Each of the certificates of incorporation, bylaws or other organizational documents so made available is in full force and effect. The corporate records and minute books of the Company and its Subsidiaries reflect all material action taken and authorizations made at meetings of such companies' boards of directors or any committees thereof and at any stockholders' meetings thereof.

       5.2.    SUBSIDIARIES.

               (a) (i) The Company has provided in SCHEDULE 5.2 a list of the true, accurate and complete legal names, jurisdiction of incorporation or organization and foreign qualification of each of the Company and its Subsidiaries, (ii) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any options, warrants, or otherwise, (iii) except as set forth on
SCHEDULE 5.2, there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), and (iv) except as set forth on
SCHEDULE 5.2, there are no contracts, commitments, understandings, or arrangements relating to the Subsidiary's rights to vote or to dispose of such securities.

               (b) Except as provided in SCHEDULE 5.2, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership, limited liability company, joint venture or other entity or organization, other than its Subsidiaries.

       5.3. COMPANY CAPITAL STOCK. As of October 19, 1999, the authorized capital stock of the Company consists solely of 50,000,000 shares of Common Stock, of which

21,095,087 are issued and outstanding and 30,000,000 shares of Preferred Stock of which the following series are authorized, issued and outstanding:

                                                     SHARES ISSUED
                      SERIES   SHARES AUTHORIZED    AND OUTSTANDING
                      ------   -----------------    ---------------

                         A            100                 100

                         B         70,000                 -0-

                         C            100                 -0-

                         D      2,000,000           1,628,663

As of the date hereof, except for such shares as may be repurchased by the Company as contemplated by Section 7.18 of this Agreement, no shares of Common Stock or Preferred Stock were held in treasury by the Company or otherwise beneficially owned by the Company or its Subsidiaries. The outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, subject to no preemptive rights, and were not issued in violation of any preemptive rights. Except as set forth in
SCHEDULE 5.3, each of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, and validly issued and are fully paid and non-assessable and not subject to any preemptive right and owned, either directly or indirectly, by the Company free and clear of all Encumbrances. Except as set forth in SCHEDULE 5.3, there are no pre-emptive rights or outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries. Except as disclosed in SCHEDULE 5.3, the Company does not have shares subject to repurchase in the event certain performance targets have not been met (the "Company Performance Shares"). SCHEDULE 5.3 also sets forth the number and type of the equity securities of the Company or its Subsidiaries that will be issued, in accordance with and subject to any and all earn-out payment or other obligations of the Company.

       5.4. CORPORATE POWER. The Company and its Subsidiaries each has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Except as set forth in
SCHEDULE 5.4, subject to receipt of the requisite approval of the Merger by the holders of its capital stock and the holders of the Convertible Notes entitled to vote thereon, this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of the Company and the Company Board on or prior to the date hereof. This Agreement has been duly executed and delivered by the Company and is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

       5.5.    CONSENTS AND APPROVALS; NO DEFAULTS.

               (a) No consents or approvals of, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger except for (i) filings of applications, registrations, statements, reports or notices (and expiration of any applicable notice periods) with the United States Department of Justice, the Federal Trade Commission, NASD, the SEC and state securities authorities, (ii) the requisite approval of this Agreement by the holders of the capital stock of the Company and the holders of the Convertible Notes entitled to vote thereon, (iii) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL and
(iv) consents, approvals, filings, or registrations listed on SCHEDULE 5.5(a) or which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

               (b) Subject to receipt of the approvals referred to in the preceding paragraph, and the expiration of related waiting periods, except as set forth in SCHEDULE 5.5(b), the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in any breach of the terms, conditions, or provisions of the respective charter, bylaws or other organizational documents of the Company and each of its Subsidiaries; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which the Company is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the knowledge of the Company, violate any Law or Order applicable to the Company, except for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               (c) SCHEDULE 5.5(c) contains a list of all Approvals of Governmental Entities that, to the knowledge of the Company, are required to be given or obtained by the Company from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               (d) SCHEDULE 5.5(d) contains a list of all non-governmental Approvals that, to the knowledge of the Company, are required to be given or obtained by the Company from any and all third parties in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to give or obtain such Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

       5.6.    FINANCIAL REPORTS AND REGULATORY DOCUMENTS.

               (a) The Company has heretofore delivered or made available to Recap a complete and correct copy of each registration statement, offering circular relating to the offering of securities, report, proxy statement, schedule or information statement prepared by it or any of its Subsidiaries since December 31, 1996, including, without limitation, (A) any Annual Reports on Form 10-K, and (B) any Quarterly Reports on Form 10-Q, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "SEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment prior to the date of this Agreement, the Company's SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC. Except as set forth on
SCHEDULE 5.6, each of the Company's consolidated balance sheets included in or incorporated by reference into its SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company as of its date and each of the consolidated statements of income, cash flows and stockholders' equity included in or incorporated by reference into its SEC Reports (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) consistently applied through the periods indicated.

               (b) Each of the Company and its Subsidiaries has timely filed all notices, reports, registrations, schedules and statements, together with any amendments required to be made with respect thereto, that they were required to file with the United States Department of Justice, the Federal Trade Commission, NASD, the SEC and state securities authorities and all other material reports and statements required to be filed by it with any Governmental Entity, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States, and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or pay such fees or expenses would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

               (c) Since June 30, 1999, the Company and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

               (d)     Except as disclosed in the Company SEC Reports, in
SCHEDULE 5.6, or as contemplated by this Agreement, since June 30, 1999 to the date hereof, the Company's business has been conducted in the ordinary course, and there has not been any:

                       (i) adverse and material change in the condition (financial or otherwise), results of operations, assets, liabilities, prospects or business of the Company;

                       (ii) amendment to the Company's or any of the Company's Subsidiaries' charter, bylaws or other organizational documents;

                       (iii) sale, assignment, disposition, transfer, pledge, mortgage or lease of any material assets primarily used or held for use in the Company's business;

                       (iv) incurrence of any Indebtedness, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than under the existing revolving credit facility in the ordinary course of business;

                       (v) material reduction in any cash or short-term investments or their equivalent, other than to meet cash needs arising in the ordinary course of business, consistent with past practices;

                       (vi) sale, assignment, disposition, transfer, pledge, mortgage or lease of any material Owned Real Estate or Leased Real Estate;

                       (vii) increase in the compensation or fringe benefits payable or to become payable to any officers or salaried employees of the Company, other than routine increases made in the ordinary course of business and consistent with past practice or as required by law or under any existing agreements heretofore disclosed to Recap;

                       (viii) issuance, sale or disposition of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interest or any other change in the issued and outstanding capitalization of the Company;

                       (ix) any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

                       (x) declaration or payment of any dividend or other distribution, or the transfer of any assets, by the Company to any stockholders of the Company, or any redemption, repurchase or other acquisition by the Company of its capital stock, except in the ordinary course of business;

                       (xi) change by the Company in any of its accounting principles, methods or practices, including any change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable;

                       (xii) changes in the business policies (including advertising, investment, marketing, pricing, purchasing, production, personnel, sales or budgeting) or organization of the Company, or the Company's relationships with dentists, hygienists, technicians, employees, suppliers, agents, servicers or customers that are material to the Company, except for changes that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

                       (xiii) closure, shut down or other elimination of any of the Company's offices, franchises or any other change in the character of its business, properties or assets, except, for closures, shut downs, or other eliminations that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

                       (xiv) loan or advance to or other such agreement with any of its stockholders, officers, directors, employees, agents, consultants or other Representatives, except in the ordinary course of business, consistent with past practice;

                       (xv) damage, destruction or loss with respect to any of the properties or assets of the Company that would have a Material Adverse Effect; or

                       (xvi) agreement to do, cause or suffer any of the foregoing.

       5.7. DISCLOSURE DOCUMENTS. The proxy statement on Schedule 14A in respect of the Special Meeting of the Company's stockholders to vote upon the Merger (the "Company Proxy Statement") to be filed with the SEC in connection with the Merger will not, at the date it is first mailed to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation is made by the Company with respect to statements made in the Company Proxy Statement based on information supplied by Recap for inclusion therein.

       5.8. LITIGATION. Except as set forth in SCHEDULE 5.8, there are no Actions pending or, to the knowledge of the Company, claims threatened against the Company, at law or in equity, and there is no investigation or proceeding pending or, to the knowledge of the Company, threatened before or by any Governmental Entity nor is there any currently effective Order against the Company, except for any such Actions, claims, investigations, proceedings or Orders that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. SCHEDULE 5.8 identifies those pending or, to the knowledge of the Company, threatened claims listed therein which (i) may not be covered by third party insurance or (ii) with respect to which the insurance carrier has denied coverage or has advised the Company that it is defending such claim under reservation of rights or (iii) for which the Company is self-insured.

       5.9.    REGULATORY MATTERS.

               (a) Except as set forth on SCHEDULE 5.9, neither the Company nor any of its Subsidiaries or any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity.

               (b) Except as set forth on SCHEDULE 5.9, neither the Company nor any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar action.

       5.10.   COMPLIANCE WITH LAWS.

               (a) Except as set forth in SCHEDULE 5.10, the Company and each of its Subsidiaries: (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the business of the Company and its Subsidiaries or to the employees conducting such businesses;
(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company's knowledge, no suspension or cancellation of any of them is threatened; and (iii) has not received any notification or communication from any Governmental Entity (a) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (b) threatening to revoke any license, franchise, permit or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

               (b) The terms and conditions set forth in the management agreements between the Company or its Subsidiaries and the dental practices managed by such entities comply in all material respects with applicable laws, rules, regulations and other applicable authorities relating to such agreements, including but not limited to laws, rules, regulations and other applicable authorities relating to the corporate practice of dentistry, fee-splitting, kickbacks, referral fees, and patient brokering and those relating to such practices.

       5.11.   MATERIAL CONTRACTS; DEFAULTS.

               (a) SCHEDULE 5.11 lists (a) all contracts or commitments that provide for the aggregate payments to or from the Company in excess of Five Hundred Thousand Dollars ($500,000) per contract per annum which cannot or in reasonable probability will not be completed within ninety (90) days from the Closing Date or cannot be terminated within ninety (90) days from the Closing Date without the payment of a penalty or the equivalent thereof in excess of Two Hundred Fifty Thousand Dollars ($250,000) or can be terminated by the other party thereto within ninety (90) days from the Closing Date; (b) all contracts or commitments affecting ownership of, title to, use of, or any interest in material real property; (c) all bonuses, incentive compensation, pension, group insurance, or employee welfare plans of any nature whatsoever that provides for aggregate payments from the Company in excess of Five Hundred Thousand Dollars ($500,000) per annum; (d) all documents evidencing any Indebtedness in excess of Two Hundred Fifty Thousand Dollars

($250,000) to or from the Company; (e) all other contracts or commitments providing for payments based in any manner upon the sales, fees, services, purchases or profits in excess of Five Hundred Thousand Dollars ($500,000) per annum; (f) all contracts or commitments, whether in the ordinary course of business or not, which involve future payments, earnouts, performance of services or delivery of goods, equipment or supplies to or by the Company of an aggregate amount or value in excess of Two Hundred Fifty Thousand Dollars ($250,000); (g) all business acquisition agreements, merger agreements (whether by sale of assets, consolidation, reorganization or otherwise), management services agreements, agency, dealership, license or royalty agreements, nondisclosure agreements, non-compete agreements, partnership, joint-venture agreements and commission agreements that require continuing or future payments by the Company in excess of Two Hundred Fifty Thousand Dollars ($250,000) entered into since January 1, 1999; (h) all agreements between the Company and any five percent (5%) or greater stockholder, any executive officer, director, Affiliate or any member of the immediate family of any of the foregoing persons of the Company; (i) all other material agreements and commitments with respect to intellectual property; (j) all material contracts to indemnify or share tax liability or sharing of fees, rebating charges or similar arrangements; and (k) all other agreements and commitments the absence or termination of which would have a Material Adverse Effect on the Company; PROVIDED THAT SCHEDULE 5.11 shall not include any leases for tangible personal property requiring monthly payments of less than Fifty Thousand Dollars ($50,000) or any contract between a Subsidiary of the Company and any provider or third party payor regarding payment for the provisions of professional dental services that are made in the ordinary course of business. Copies of all of the agreements, contracts and arrangements referred to in this Section have been heretofore made available to Recap.

               (b) Except as set forth in SCHEDULE 5.11, (i) the Company is not, and to the knowledge of the Company no other party is, in violation of any contract listed on said SCHEDULE 5.11 or in default with respect thereto, except for such violation or default that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company; (ii) each contract listed on said Disclosure Schedule is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto and is in full force and effect, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iii) none of the contracts listed on such
SCHEDULE 5.11 contains provisions that upon a change in control of the Company would have a Material Adverse Effect on the Company.

       5.12. NO BROKERS. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

       5.13. ABSENCE OF UNDISCLOSED LIABILITIES. Except as accrued on the balance sheet of the Company and/or its Subsidiaries at December 31, 1998 included in Form 10-K (the "Balance Sheet") or set forth in the notes thereto, and except as set forth in SCHEDULE 5.13, the Company and its Subsidiaries do not have any liability (whether absolute, accrued, contingent, or otherwise, matured or unmatured, and whether due or to become due), which liability is required (or would be required had such liabilities existed at December 31, 1998) to be reflected on the Balance Sheet or the notes thereto in accordance with GAAP, except for liabilities and obligations incurred since December 31, 1998 in the ordinary course of business and consistent with past practice which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

       5.14.   EMPLOYEE BENEFIT PLANS.

               (a) All benefit and compensation plans, contracts, policies or arrangements covering current employees or former employees of the Company and its Subsidiaries (collectively, the "Company Employees") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (collectively, the "Company Benefit Plans"), are disclosed in SCHEDULE 5.14. True and complete copies of all the Company Benefit Plans, including, but not limited to, any trust instruments and insurance contracts forming a part of any the Company Benefit Plans, and all amendments thereto have been provided or made available to the other parties hereto.

               (b) Except as set forth in SCHEDULE 5.14, all employee benefit plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA, covering the Company Employees (the "Company Plans"), have been administered in all material respects in compliance with their terms and with all applicable laws, to the extent subject to ERISA, including without limitation, ERISA and the Code. The Company is not a party to any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (the "Company Pension Plan") and which is a defined benefit plan as defined in Section 3(35) of ERISA. With respect to the employee benefit plan intended to qualify under
Section 401 of the Code, the Internal Revenue Service has issued a favorable determination letter, a true and correct copy of which has been provided to Recap, that such plan is, and each such plan in fact is, qualified and exempt from federal income taxes. Except as set forth in SCHEDULE 5.14, there is no pending or, to the knowledge of the Company, threatened litigation relating to any Company Plan. Except as set forth in SCHEDULE 5.14, there are no audits, inquiries, reviews, proceedings, claims or demands pending with any governmental or regulatory agency. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

               (c) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company, any of its Subsidiaries nor an Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any the Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

               (d) All contributions required to be made under the terms of any the Company Plan have been timely made or have been reflected on the consolidated financial statements of the Company referred to in Section 5.6. Neither any the Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code.

               (e) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Plan's most recent actuarial valuation), did not exceed then current value of the assets of such Company Plan, and there has been no material change in the financial condition of such Company Plan since the last day of the most recent plan year.

               (f) Neither the Company nor any of its Subsidiaries has any material obligations for retiree health and life benefits under any Company Benefit Plan. The Company or its Subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any material liability thereunder.

               (g) Except as contemplated by this Agreement, the consummation of the transactions contemplated by this Agreement will not
(i) entitle any employees of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or
(iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans. Without limiting the foregoing, as a result of the consummation of the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future. Except as set forth on SCHEDULE 5.14, there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its affiliates that would obligate the Company to make any payments that will not be fully deductible by virtue of Section 162(m) of the Code.

       5.15.   LABOR AND EMPLOYMENT MATTERS.

               (a) Except as set forth on SCHEDULE 5.15, neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations
Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

               (b) SCHEDULE 5.15 is an accurate list of each employment contract of the Company which provides for aggregate annual payments of more than $200,000 for personal services or employment which is not terminable on 30 days (or less) notice by the Company without penalty or obligation to make payments related to such termination. Except in accordance with the contracts, agreements, plans or programs identified in SCHEDULE 5.15, no individual will accrue or receive material additional benefits, service or accelerated rights to payment of benefits as a result of the transactions contemplated by this Agreement (either alone or combined with any other event or transaction).

               (c) The Company is in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, occupational safety and health, plant closings and mass layoffs, collective bargaining and the payment and withholding of taxes and other sums as required by appropriate Governmental Entities, and there has been withheld and paid to the appropriate Governmental Entities, or there is being held for payment not yet due to such Governmental Entities, all amounts required to be withheld from the employees of the Company, and the Company is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing except for such failures which would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company.

               (d)     As of the date hereof, and except as set forth in
SCHEDULE 5.15, there is no (i) unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other federal, state, local or foreign agency; (ii) pending labor strike, work stoppage, work slow down or lockout affecting the Company; (iii) pending material grievance or unfair dismissal proceeding relating to the Company; (iv) material claim by employees of the Company alleging discrimination under any federal, state or local law or constitution, including claims of discrimination or retaliation based on race, color, creed, age, sex, sexual orientation, national origin, religion or disability; (v) other material claims affecting the Company relating to employment, including those based on statute, contract or tort; (vi) pending representation question or union organizing activities respecting a significant number of the employees of the Company; or (vii) to the knowledge of the Company, threat, investigation, charge or complaint with regard to any of the foregoing relating to the Company.

       5.16.   YEAR 2000 COMPLIANCE.  Except as set forth on SCHEDULE 5.16,
(i) the computer software and related hardware of the Company and its Subsidiaries (the "Company Computer System") used for the storage and processing of data are, or will be prior to the year 2000, Year 2000 Compliant; (ii) to the actual knowledge of the Company, all of the suppliers, customers and third party providers of the Company are, or will be prior to the year 2000, Year 2000 Compliant; and (iii) the Company is taking or has taken all commercially reasonable and appropriate action to address and remedy any deficiencies in the Company Computer System which would keep it from becoming Year 2000 Compliant. As used herein, "Year 2000 Compliant" shall mean the ability of the Company Computer

System, to provide the following functions, without human intervention, individually and in combination with other products or systems: (i) consistently handle, record, store, process and present dates and date-related information before, during and after January 1, 2000, including but not limited to accepting date input, performing calculations on dates or portion of dates, and providing date output; (ii) function accurately in accordance with the published specifications and without undue interruption, before, during, and after January 1, 2000 (including leap year computations) without any adverse change in operation associated with the advent of the year 2000; (iii) respond to two-digit or four-digit dates and date-related input in a way that resolves any ambiguity as to the year 2000 in a disclosed, defined and predetermined manner, and store and provide output of dates and date-related information in ways that are unambiguous as to the year 2000; and (iv) suitably interact with other software and related hardware in a way which does not compromise its year 2000 compliance capability.

       5.17.   ENVIRONMENTAL MATTERS.

               (a) Except as set forth on SCHEDULE 5.17, the Company and each of its Subsidiaries has complied at all times in all material respects with applicable Environmental Laws; (i) no real property (including buildings or other structures) currently or formerly owned, leased or operated by the Company or any of its Subsidiaries has been contaminated with, or has had any release of, any Hazardous Substance that the Company would reasonably be expected to be liable for any potential material investigation, clean-up, claims or material liability from such real property; (ii) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) neither the Company nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party relating to any Environmental Law; (v) to the best of the Company's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or formerly owned or operated property of the Company or any of its Subsidiaries, that could reasonably be expected to result in any material claims, liability or investigations against the Company or any of its Subsidiaries or result in any material restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vi) the Company has delivered to Recap copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company, any Subsidiary of the Company and any currently or formerly owned, leased or operated property.

               (b) As used herein, the term "Environmental Law" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (i) the protection or restoration of the environment, health, safety, or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance and the term "Hazardous Substance" means any substance in any concentration that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is or may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

       5.18.   TAX MATTERS.

               (a)     (i) All Tax Returns that are required to be filed
(taking into account any extensions of time within which to file) by or with respect to the Company and its Subsidiaries have been duly filed, (ii) all Taxes due have been paid in full, (iii) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (iv) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its Subsidiaries. The Company has made available to Recap true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1998.
Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company SEC Reports filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company SEC Reports filed on or prior to the date hereof. Except as set forth on SCHEDULE 5.18, neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was the Company) or otherwise has any liability for the Taxes of any person (other than the Company and its Subsidiaries).

               (b) Except as set forth on SCHEDULE 5.18, no Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

       5.19. BOOKS AND RECORDS. The books and records of the Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of the Company and its Subsidiaries.

       5.20. INSURANCE. SCHEDULE 5.20 lists all of the insurance policies, binders, or bonds maintained by the Company or its Subsidiaries ("Insurance Policies"). The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent for its business, operations, properties and assets. All the Insurance Policies are in full force and effect; the Company and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion. No material claim by the Company on or in respect of an insurance policy or bond has ever been declined or refused by the relevant insurer or insurers. Between the date hereof and the Closing Date, the Company will maintain the levels of insurance coverage in effect on the date hereof and will submit all claims existing prior to the Closing Date to its insurance carrier on or before the Closing Date.

       5.21.   ASSETS.

               (a) Except as indicated in SCHEDULE 5.21, the Company holds title to or a leasehold, consignment or license in each item of material tangible personal property owned by or in the possession of the Company. Except as indicated in SCHEDULE 5.21 or on the Balance Sheet or the notes thereto:

                       (i) each item of tangible personal property listed in the fixed asset ledger of the Company as being owned is owned by the Company, and will at the Closing be owned by the Company, free and clear of all Encumbrances except for Permitted Encumbrances; and

                       (ii) the Company is not in default with respect to any term or condition of any lease of personal property, nor has any event occurred which through the passage of time or the giving of notice, or both, would result in such a default, in each case except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

                       (iii) except for such items of equipment as are undergoing repair or refurbishment or are being held for replacement, in each case in the ordinary course of business and consistent with past practice, and except to the extent that no material liability will be incurred in restoring equipment to reasonable operating condition, all of the equipment (including tools, operating and office supplies, and computer hardware and softwares) owned or leased or otherwise used by the Company are in reasonable operating condition and, subject to normal maintenance, are available for use.

               (b) All accounts receivable, unbilled invoices and other receivables of the Company due or recorded in the records and books of account of the Company as being due to the Company (less the amount of any provision or reserve therefor made in the records and books of account of the Company) (i) arose in the ordinary course of business, and (ii) are reasonably expected to be collectible.

               (c) Except as set forth in SCHEDULE 5.21, the values at which inventories of the Company are carried on the balance sheet as of December 31, 1998 referred to in Section 5.6 reflect the inventory valuation policy of the Company consistent with its past practice and in accordance with GAAP.

       5.22. STATEMENTS TRUE AND CORRECT. None of the information (including this Agreement) supplied or to be supplied by the Company or any of its Subsidiaries to any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Entity. All documents that the Company or any Subsidiary thereof is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law. Except as disclosed in this Agreement (including any Exhibit or Schedule) and such other documents and certificates, there is no fact known to the Company which constitutes a Material Adverse Effect on the Company.

       5.23. REGULATORY APPROVALS. Except as set forth on SCHEDULE 5.23 hereto, neither the Company nor any of its Subsidiaries has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any consents of a Governmental Entity or result in the imposition of a condition or restriction.

       5.24.   REAL PROPERTY AND LEASEHOLDS.

               (a) SCHEDULE 5.24 lists and identifies all material parcels of real property currently owned in fee by the Company (the "Owned Real Estate"). The Company holds marketable and legal title to each of the real properties constituting Owned Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

               (b) SCHEDULE 5.24 lists and identifies all material parcels of real property leased or subleased to the Company (collectively, the "Leased Real Estate"). Except as set forth on SCHEDULE 5.24, to the knowledge of the Company, the Company holds valid and subsisting leasehold interests to each of the leaseholds constituting Leased Real Estate, free and clear of all Encumbrances, except for Permitted Encumbrances.

               (c) With respect to each lease, master lease or sublease of any real estate described in SCHEDULE 5.24, except as set forth in SCHEDULE 5.24 and to the knowledge of the Company, the Company is not and no other party thereto is, in default with respect to any material term or condition thereof, nor has any event occurred that through the passage of time or the giving of notice, or both, would constitute a material default thereunder, except in each such case for such defaults as would not reasonably be expected to result in any adverse consequence that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

               (d) Except as set forth on SCHEDULE 5.24 and to the knowledge of the Company, all the real property leases relating to the Leased Real Estate are in full force and effect (including those that have expired original terms and are continuing on a month-to-month or similar basis) and the Company is entitled to all the rights of a tenant thereunder, taking into account the consummation of the transactions contemplated by this Agreement. Except as set forth on SCHEDULE 5.24, no Action against the Company is pending or, to the knowledge of the Company, threatened in connection with any such real property leases, except for any Action (not involving the failure to pay rent) that is not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

       5.25. COMPANY ACTION. The Company Board or Special Committee has adopted resolutions recommending that this Agreement and the Merger be approved by its stockholders and note holders (as applicable) and directing that this Agreement and the Merger be submitted for consideration by its stockholders at the Special Meeting.

       5.26. TAKEOVER STATUTES. Except for Section 203 of the DGCL, no Takeover Statute applicable to the Company is applicable to the Merger, the Recapitalization or the other transactions contemplated hereby.

       5.27. EARN OUT PAYMENTS. SCHEDULE 5.27 sets forth a summary of the material terms of any and all earn out payment obligations of the Company, including but not limited to the payment of cash, the issuance of equity and incurring of Indebtedness by the Company. Such summary shall contain the identity of the party due such earn out payment, the amount of the payment, the transaction related to such earn out and the earn out performance thresholds.

       5.28. OPINION. The Special Committee has engaged Deutsche Bank Securities Inc. and has received the opinion of Deutsche Bank Securities Inc. to the effect that, as of the date of this Agreement, the cash consideration to be received in the Merger by the holders of the shares of Common Stock (other than the Rollover Holders) is fair to such holders from a financial point of view.

                                   ARTICLE VI.
                     REPRESENTATIONS AND WARRANTIES OF RECAP

       Recap hereby represents and warrants to the Company as follows:

       6.1. ORGANIZATION AND GOOD STANDING; AUTHORITY. Recap is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Recap and is a valid and legally binding obligation of it, enforceable against Recap in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

       6.2. ABSENCE OF CONFLICT. Subject to the receipt of the approvals set forth in SCHEDULE 6.2, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and compliance with the provisions hereof do not and will not (i) violate, or conflict with, or result in a breach of the terms, conditions, or provisions of the charter or bylaws of Recap; (ii) violate, or conflict with, or result in a breach of any provisions of, or constitute a default (or an event that, with the notice or lapse of time or both, would constitute a default) under, or give rise to a right of termination, cancellation, modification or acceleration of the performance required by or a loss of a material benefit under, or result in the creation or imposition of (or the obligation to create or impose) any Encumbrance upon any of the properties or assets of Recap under any of the terms, conditions or provisions of any material agreement, indenture, note, bond, mortgage, deed of trust, undertaking, permit, lease, franchise, license or other instrument to which Recap is a party or by which it or any of its properties or assets may be bound or affected; or (iii) to the knowledge of Recap, violate any Law or Order applicable to Recap, except for any such violation, conflict, breach, default, event, right or Encumbrance which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       6.3. APPROVALS. SCHEDULE 6.3 contains a list of all Approvals of Governmental Entities which, to the knowledge of Recap, are required to be given or obtained by Recap from any and all Governmental Entities in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to be given or obtain such Approvals, individually or in the aggregate, would not reasonable be expected to have a Material Adverse Effect.

       6.4. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted by Recap in such manner as not to give rise to, and the consummation of the transactions contemplated hereby will not give rise to, any valid claim against the Company or any of its directors, officers, stockholders or affiliates for a brokerage commission, finder's fee or other like payment to any person or entity.

       6.5. FINANCING. Recap will have at the Closing sufficient cash through a combination of committed capital from its investors (including, without limitation, equity cash contributions by GEI in the amounts contemplated by the Financing Letters (as defined below)) and financing from financial institutions, subject to the fulfillment of the conditions precedent to borrowings set forth in the Financing Letters, to enable it to pay the full Merger Consideration as provided herein, to make all other necessary payments by it in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation, including the current senior credit facility of the Company and the Convertible Notes) and to pay all of the related fees and expenses (the "Financing"). The Company shall use all reasonable efforts to cooperate with and assist Recap in obtaining the Financing. The parties acknowledge that financing letters from the following Persons have been delivered to the Board of Directors of the Company: (i) Deutsche Bank Securities Inc. and (ii) Donaldson, Lufkin & Jenrette Securities Corporation (collectively, the "Financing Letters"). Notwithstanding anything in this
Section 6.5 to the contrary, the Financing Letters delivered to the Board of Directors of the Company on or before the date of this Agreement may be superseded at the option of Recap after the date hereof but prior to the Effective Time by letters (the "New Financing Letters") delivered to the Board of Directors of the Company, which New Financing Letters shall be substantially similar to the Financing Letters, provided that the terms of the New Financing Letters shall not have any adverse effect upon the ability to consummate, or expand upon the conditions precedent to, the Financing as set forth in the Financing Letters. In such event, the term "Financing Letters" as used herein shall be deemed to refer to the New Financing Letters.

       6.6. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Recap or any of its Affiliates to the Company or any of its Affiliates in connection with any filing or communication with any Governmental Entity in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to or filing with any Governmental Entity. All documents that Recap or any of its Affiliates is responsible for filing with any Governmental Entity in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.

                                  ARTICLE VII.
                                   COVENANTS

       7.1. CONDUCT OF BUSINESS PENDING CLOSING. Except for actions contemplated by subparagraphs below, the Company agrees that on and after the date hereof and prior to the Closing Date, except as otherwise consented to by Recap in writing (which consent shall not be unreasonably withheld), as set forth in SCHEDULE 7.1, or as otherwise contemplated by this Agreement:

               (a) The Company shall conduct its business in the ordinary course in all material respects;

               (b) The Company shall (i) discharge accounts payable and other current liabilities and obligations of the Company in accordance with past practice, and (ii) discharge on a timely basis in accordance with past practice any and all liabilities as and to the extent such liabilities or any portion thereof become due prior to the Closing; PROVIDED, HOWEVER, that the Company shall not prepay, redeem or repurchase any Indebtedness or other obligations that are not due and payable prior to the Closing other than as contemplated by this Agreement or pursuant to its existing revolving credit facility in the ordinary course of business;

               (c) The Company shall use commercially reasonable efforts to preserve the business organization of the Company intact, to preserve the goodwill of suppliers, customers, employees and others with whom business relationships exist and maintain all Permits, licenses and franchises;

               (d) Other than in connection with acquisitions in the ordinary course of business, not to exceed $15,000,000 individually or $40,000,000 in the aggregate in total consideration (including but not limited to cash paid, seller notes, Indebtedness assumed or other such consideration including earn out obligations) (the "Permitted Acquisitions") following adequate notice to Recap, the Company shall not borrow any money, incur any Indebtedness or guarantee any Indebtedness or obligation of any Person, other than accounts payable arising in the ordinary course of business, consistent with past practice, and other than pursuant to its existing revolving credit facility in the ordinary course of business;

               (e) The Company shall not issue, sell or dispose of any capital stock or other equity interest in the Company or options, warrants or other rights to purchase any such capital stock or equity interest or any securities convertible into or exchangeable for such capital stock or equity interests or otherwise make or effect any change in the issued and outstanding capitalization of the Company;

               (f) Except as otherwise contemplated pursuant to this Agreement, the Company shall not cause or permit any amendment, alteration or modification in the terms of any currently outstanding options, warrants or other rights to purchase any capital stock or equity interest in the Company or any securities convertible into or exchangeable for such capital stock or equity interest, including without limitation any reduction in the exercise or conversion price of any such rights or securities, any change to the vesting or acceleration terms of any such rights or securities, or any change to terms relating to the grant of any such rights or securities;

               (g) Except as set forth on SCHEDULE 7.1(g), the Company shall not declare or pay any dividend or make any other distribution, or transfer any assets, to any stockholders of the Company, or redeem, repurchase or otherwise reacquire any of its capital stock, except in the ordinary course of business;

               (h) Other than Permitted Acquisitions or agreements to manage dental practices on the standard form agreements of the Company in accordance with past practice, following adequate notice to Recap, the Company shall not enter into any contracts or agreements (written or oral) that provide for aggregate payments by any party in excess of $500,000 per contract per annum, and that are not terminable upon 90 days (or less) notice by the Company without penalty or obligation to make payments related to such termination and, to the extent the Company is a party to any such contract or agreement as of the date hereof, the Company shall not amend or waive any material rights under any such contract;

               (i) Other than Permitted Acquisitions following adequate notice to Recap, the Company shall not purchase, lease or otherwise acquire all or any substantial part of the properties or assets of, or otherwise acquire, merge or consolidate with, any Person (or division thereof);

               (j) The Company shall not sell, lease, transfer, assign or otherwise dispose of any material properties or assets, except for sales in connection with any transaction to which the Company is contractually obligated prior to the date hereof described on SCHEDULE 7.1(j) or as consistent with past business practice;

               (k) Except as set forth on SCHEDULE 7.1(k), the Company shall not sell, lease, transfer, assign or otherwise dispose of any material Owned Real Estate or Leased Real Estate, and the Company shall not permit any lease or sublease of Leased Real Estate to terminate or expire, in each case except as otherwise provided in this Agreement or as consistent with past business practice;

               (l) Except as may be required by law or under any existing agreements heretofore disclosed to Recap, the Company shall not increase the compensation or fringe benefits payable or to become payable by the Company to any of the officers or salaried employees of the Company, other than routine or customary increases made in the ordinary course of business and consistent with past practice;

               (m) Except as set forth on SCHEDULE 7.1(m), the Company shall not close, shut down or otherwise eliminate any of its offices or make any other material change in the character of its business, properties or assets other than in the ordinary course of business consistent with past practice except for closures, shut downs, eliminations or changes that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

               (n) Except as disclosed on SCHEDULE 7.1(n) hereof, the Company shall not change its accounting principles, methods or practices, including any change in its policies with respect to reserves (whether for bad debts, contingent liabilities or otherwise), any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories other than in the ordinary course of business and/or would have a detrimental impact on the financial condition of the Company;

               (o) Other than in the ordinary course or as otherwise contemplated by this Agreement as part of the transactions to be consummated pursuant to this Agreement, the Company shall not make any representation or proposal to, or engage in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit that benefits the Company, without prior consultation with and approval of Recap (which shall not be unreasonably withheld);

               (p) The Company shall (i) use commercially reasonable efforts to maintain its existing Permits and Approvals, and (ii) be in compliance with applicable Law, except for failures to comply that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company;

               (q) The Company shall use commercially reasonable efforts to maintain in full force and effect all policies of insurance now in effect and give all notices and present all claims under all such policies in a timely fashion;

               (r) The Company shall not enter into any agreement or take or commit to take any action that would, if taken on or before the Closing, result in a breach of any of the foregoing covenants contained in this Section
7.1 or of any representation or warranty of the Company contained in this Agreement;

               (s) The Company shall not take any action, enter into any agreement, alter any policy or commit to any of the foregoing if such action, agreement or policy would delay or hinder the consummation of the Recapitalization or the Merger, or would result in or trigger push-down accounting treatment of the Merger and the transactions contemplated herein;

               (t) The Company shall not settle or resolve any single litigation, arbitration or other adjudication matter, if such settlement or resolution would result in a payment in excess of $750,000 without the prior written consent of Recap which consent shall not be unreasonably withheld; and

               (u) The Company may not make any single capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $500,000.

       7.2. ACCESS. The Company shall permit Recap and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all of the directors, officers, employees, agents and Representatives of the Company and all properties, books, records, operating instructions, procedures and Tax Returns of the Company and all other information with respect to the Company, its business and operations and its assets and properties as Recap or its Representatives may from time to time reasonably request, and to make copies of such books, records and other documents.

       7.3. PERMITS AND APPROVALS. The Company and Recap shall use commercially reasonable efforts to obtain all Permits and Approvals reasonably necessary for the consummation of the transactions contemplated hereby and to permit the Company, following the Closing, to continue to conduct its business in substantially the manner it is being conducted as of the date hereof, except as would not otherwise, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company. The Company shall use commercially reasonable efforts to obtain all authorizations from any Person as may be required for it to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and if the Company, despite such efforts, is unable to obtain any such authorizations, the Company shall take, or cause to be taken, all other reasonable actions necessary, proper or advisable in order for it to fulfill its obligations hereunder and to carry out the intentions of the parties expressed herein.

       7.4. LITIGATION. Until the Closing, each of the Company and Recap shall promptly notify the other of any action, suit, proceeding, claim or investigation which is threatened or commenced that materially relates to or materially affects the Company, its business, its properties or assets, this Agreement or the transactions contemplated hereby.

       7.5.    ACQUISITION PROPOSALS.

               (a) The Company agrees that neither it nor any of its officers and directors shall, and the Company shall direct and use its best efforts to cause its employees and Representatives (including, without limitation, any investment banker, attorney or accountant) not to, initiate, solicit or encourage, directly or indirectly, any inquiries, discussions, negotiations or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction, other than pursuant to this Agreement, involving, or any purchase of all or any significant portion of the properties and assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.5. The Company will notify Recap immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company, including setting forth the material terms of the proposal and the identity of the party making such proposal, and Company shall promptly notify Recap of the status and any material developments concerning the same, including furnishing copies of any such written inquiries or proposals.

               (b) Except as set forth in this Section 7.5(b), the Company Board shall not withdraw its recommendation of the transactions contemplated hereby or approve or recommend, or cause the Company to enter into any agreement with respect to any

Acquisition Proposal. If the Company Board, by a majority disinterested vote determines in its good faith judgment after consultation with and based, among other things, upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties, the Company Board may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal (as defined in subsection (d) below), but in each case only if the following conditions are met:

                     (i) the Company Board after providing written notice to Recap (a "Notice of Superior Proposal") advising Recap that the Company Board has received a Superior Proposal, and specifies the material terms and conditions of such Superior Proposal and identifies the person making such Superior Proposal; and

                     (ii) if Recap does not, within five (5) business days of Recap's receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority disinterested vote determines in its good faith judgment (after consultation with a financial adviser of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into any agreement with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 9.1 and the Company has paid all amounts due to Recap pursuant to Section 9.3.

       Any disclosure that the Company Board may be compelled to make with respect to the receipt of an Acquisition Proposal or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 will not constitute a violation of this Agreement, provided that such disclosure states that no action will be taken by the Company Board in violation of this Section 7.5(b).

               (c) Should the Company, within 30 days following the public announcement of this Agreement, receive an unsolicited Acquisition Proposal and provided that the Company shall not have otherwise violated the provisions of
Section 7.5(a) hereof with respect to such unsolicited Acquisition Proposal, the Company may for a period not to exceed 30 days from the date that the Company received such unsolicited Acquisition Proposal, notwithstanding the provisions of Section 7.5(a), provide confidential information or data to and have discussions with the Person making such unsolicited Acquisition Proposal (subject to the execution and delivery of customary confidentiality agreements), if the Company Board by a majority disinterested vote determines in its good faith judgment after consultation with and based, among other things, upon the advice of legal counsel, that it is required to do so in order to comply with its fiduciary duties.

               (d) For purposes of this Agreement, a "Superior Proposal" means any bona fide Acquisition Proposal the terms of which contain a consideration higher than the cash consideration to be paid to the holders of the Common Stock of the Company in the

Merger by Recap and that the Company Board by a majority vote determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

       7.6.    H-S-R NOTIFICATION.

               (a) FILINGS. As soon as reasonably practicable after the execution of this Agreement, each of the Company and Recap shall file, or cause to be filed, with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), the notification and documentary material required in connection with the transactions contemplated hereby.

               (b) COOPERATION. Recap and the Company shall promptly file any additional information requested as soon as reasonably practicable after receipt of a request for additional information. Recap and the Company shall use their commercially reasonable efforts to obtain early termination of the applicable waiting period under the H-S-R Act. The parties hereto will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as may be requested in connection with such filings.

               (c) OTHER ACTIONS. The Company agrees that, in order to comply with the H-S-R Act in connection with the transactions contemplated hereby, Recap shall be entitled, in its sole discretion, to acquiesce to any divestitures, operating restrictions or other constraints imposed or required by any Governmental Entity, provided that such divestitures, operating restrictions or other constraints shall not have any material effect on the terms of the Merger.

       7.7. FINANCIAL STATEMENT DELIVERIES. As soon as is reasonably practicable and in no event later than thirty (30) days from the last day of each fiscal month, each fiscal quarter and each fiscal year between the date of this Agreement and the Closing Date, the Company shall prepare and provide to Recap monthly, quarterly or yearly historical financial statements, as applicable (the "Update Financial Statements") for the Company, utilizing the same format and methodology used in preparing the financial statements that are provided internally to management. As soon as reasonably practicable between the date of this Agreement and the Closing Date, the Company shall deliver drafts of any Form 10-Q or Form 10-K, including any revisions or amendments thereto, prepared or filed by the Company.

       7.8. COVENANT TO SATISFY CONDITIONS. Each of the Company and Recap will use reasonable best efforts to ensure that the conditions set forth in
Article 8 hereof are satisfied, insofar as such matters are within the control of such party. Each such party shall promptly consult with the other with respect to, and provide to the other any legally permitted information and copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity (other than confidential personnel information) in connection with this Agreement and the transactions contemplated hereby. Recap and the Company further covenant and agree, with respect to any pending or threatened Action, preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. Upon the request of Recap, the Company agrees that it shall use reasonable best efforts to secure waivers and/or consents from such third parties as may be necessary or desirable in Recap's reasonable judgment in order to consummate the transactions contemplated hereby.

       7.9. PROXY STATEMENT. As soon as reasonably practicable after the date hereof, the Company shall prepare the Company Proxy Statement, file such proxy statement and such other reports, schedules or other information (including without limitation Schedule 13E-3 under the Exchange Act) as may be required with the SEC, respond to comments of the staff of the SEC, if any, file the definitive proxy statement as soon as practicable, and promptly thereafter mail such proxy statement to all holders of record (as of the applicable record date) of Existing Shares. The Company and Recap shall cooperate reasonably with each other in the preparation of the proxy statement and such other materials. Recap shall provide the Company and any of its Affiliates with any information for inclusion in the Company Proxy Statement or any other filings required to be made by the Company or any of its Affiliates with any Governmental Entity in connection with the transactions contemplated by this Agreement which may be required under applicable law and which is reasonably requested by the Company or any of its Affiliates. The Company agrees that Recap shall be given reasonable opportunity to review and comment on the proxy statement and such other materials and to approve the proxy statement and such other materials prior to its filing (which approval will not be unreasonably withheld) and thereafter to participate in discussions concerning the comments of the SEC staff and to approve all responses thereto (which approval will not be unreasonably withheld). The Company shall promptly notify Recap of the receipt of the comments of the SEC and of any request from the SEC for amendments or supplements to the Company Proxy Statement or for additional information, and will promptly supply Recap with copies of all correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Company Proxy Statement or the Merger. If at any time prior to the Special Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or a supplement to, the Company Proxy Statement, the Company will promptly inform Recap. In such case, the Company, with the cooperation of Recap, will, upon earning of such event, promptly prepare and mail such amendment or supplement; provided, that prior to such mailing, the Company shall consult with Recap with respect to such amendment or supplement and shall afford Recap reasonable opportunity to comment thereon. The Company will notify Recap at least 24 hours prior to the mailing of the Company Proxy Statement, or any amendment or supplement thereto, to the stockholders of the Company.

       7.10. STOCKHOLDERS' MEETING. The Company shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a Special Meeting of the holders of the Existing Shares (the "Special Meeting") as promptly as practicable, but in no event more than 45 days after a definitive proxy statement has been filed with the SEC (unless Recap requests or consents to an extension of such 45 day period), for the purpose of approving the Merger. The Company Board shall recommend at such Special Meeting that the Merger be approved by its stockholders. Notwithstanding the foregoing, if, as a result of actions taken in compliance with Section 7.5 hereof and subject to the provisions of Article 9 hereof, the Company receives a formal unsolicited Acquisition Proposal concerning a transaction in which all the holders of Existing Shares will receive the consideration in a Superior Proposal, the Company Board may withdraw or modify such recommendation prior to the Special Meeting; PROVIDED, HOWEVER, that the Company shall have consulted with its legal counsel and conclude in its good faith that the Company Board is legally required to do so in the discharge of its fiduciary duties; and PROVIDED FURTHER, that the Company shall give Recap five (5) Business Days' prior notice of such withdrawal or modification, specifying the material terms of such unsolicited Acquisition Proposal.

       7.11. FINANCING. Each of the Company and Recap agrees to use its commercially reasonable efforts to obtain all of the financing necessary in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company acknowledges receipt of the "Financing Letters" referred to in Section 6.5 hereof and undertakes to use its commercially reasonable efforts to fulfill, or cause to be fulfilled, the obligations of "Borrower" thereunder. Each of the Company and Recap shall use their respective best commercial efforts to (i) commence the process to obtain the financing as contemplated in this Section
7.11 (including marketing of debt instruments) promptly following approval of the Merger and this Agreement by the requisite vote of the holders of capital stock and Convertible Notes of the Company (provided that Recap shall not required to commence any marketing of debt instruments prior to January 15,
2000), and (ii) obtain such financing by the earlier to occur of eight (8) weeks from the date the Merger and this Agreement are approved by the requisite vote of the holders of capital stock and Convertible Notes of the Company or April 30, 2000.

       7.12. DISCLOSURE PRIOR TO CLOSING. In the event that, at any time prior to the Closing, the Company or Recap becomes aware of any matter that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the Schedules hereto or would otherwise have rendered any representation or warranty false, such party shall promptly provide written notice of such matters to the other party. However, no such notice provided under this Section 7.12 shall be deemed to cure any breach of any representation or warranty made in this Agreement whether for purposes of determining whether or not the conditions set forth in Article 8 hereof have been satisfied or otherwise. In addition, the Company shall promptly provide written notice of any events occurring after the date hereof that individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

       7.13. DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION. The Surviving Corporation will indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or its successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent required or permitted under the certificate of incorporation or Bylaws of the Company, or any agreement with the Company in each case as in effect immediately prior to the execution of this Agreement, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense, including reasonable fees and expenses of legal counsel (whenever asserted or claimed), based in hole or in part on, or arising in whole or in part out of, any matter, state of affairs or occurrence existing or occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including, without limitation, liability arising under the Securities Act, the Exchange Act, or state law. The Surviving Corporation will maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company on the date hereof (provided that Recap may substitute therefor policies having at least the same coverage, with a comparably rated issuer and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as insured) with respect to matters existing or occurring at or prior to the Effective Time; PROVIDED, HOWEVER, that if the aggregate annual premiums for such insurance during such period exceed 200% of the per annum rate of the aggregate premium currently paid by the Company for such insurance on the date of this Agreement, then the Surviving Corporation will provide the maximum coverage that will then be available at an annual premium equal to 200% of such rate. The rights under this Section 7.13 are in addition to rights that an Indemnified Party may have under the certificate of incorporation, Bylaws or other similar organizational documents of the Company or any Subsidiary or under the DGCL. The rights under this Section 7.13 are contingent upon the occurrence of, and will survive consummation of, the Merger and are expressly intended to benefit each Indemnified Party.

       7.14. OPTIONS, WARRANTS AND CONVERTIBLE NOTES. The Company shall use its reasonable best efforts to obtain the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.5. The Surviving Corporation shall assume the Rollover Options pursuant to
Section 2.5 and in accordance with the respective Stock Option Plan, and the exercise price and number of shares underlying each such option shall be adjusted equitably to reflect the effect of the Merger. The Company shall use its reasonable best efforts to obtain the cancellation and surrender of the Warrants as set forth in Section 2.6, and the receipt of any approvals or consents from the holder thereof to this Agreement and the transactions contemplated hereby. The Company shall use its reasonable best efforts to obtain the cancellation and surrender of the Convertible Notes as set forth in
Section 2.2, and the receipt of any approvals or consents from the holders thereof to this Agreement and the transactions contemplated hereby.

       7.15. ANTITAKEOVER STATUTES. If any Takeover Statute (as defined below) is or may become applicable to the transactions contemplated hereby, the Company Board will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby. For purposes of this Agreement, a "Takeover Statute" means a "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States, including without limitation Section 203 of the DGCL.

       7.16.   REGULATORY APPLICATIONS.

               (a) Each of the Company and Recap and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each of the Company and Recap shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

               (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Entity.

       7.17. NOTICES OF CERTAIN EVENTS. Each of the parties hereto shall promptly notify the other party of:

               (a) the receipt by such party of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

               (b) the receipt by such party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

               (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party's knowledge threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

       7.18. REDEMPTION OR CANCELLATION OF SECURITIES. The Company agrees to redeem and/or cancel the securities set forth on SCHEDULE 7.18, in accordance with the provisions of this Agreement and in order to consummate the Merger.

       7.19. DELIVERY OF OPINION OF FINANCIAL ADVISOR. The Company agrees to deliver to Recap a true and complete copy of the written opinion of Deutsche Bank Securities Inc., promptly following the execution and delivery of this Agreement.

                                  ARTICLE VIII.
                              CONDITIONS OF MERGER

       8.1. GENERAL CONDITIONS. The obligations of the parties to effect the Closing shall be subject to the following conditions unless waived in writing by both parties:

               8.1.1. NO LAW OR ORDERS. No Law or Order shall have been enacted, entered, issued or promulgated by any Governmental Entity (and be in effect) which prohibits or materially restricts the consummation of the transactions contemplated hereby.

               8.1.2. H-S-R. Any applicable waiting period under the H-S-R Act shall have expired or have been terminated with respect to the transactions contemplated hereby.

               8.1.3. LEGAL PROCEEDINGS. No Governmental Entity shall have notified either party to this Agreement that it intends to commence proceedings to restrain or prohibit the transactions contemplated hereby or force rescission, unless such Governmental Entity shall have withdrawn such notice and abandoned any such proceedings prior to the time which otherwise would have been the Closing Date.

               8.1.4. STOCKHOLDER APPROVAL. The Merger and the other transactions contemplated hereby shall have been approved by the requisite vote of the holders of the outstanding capital stock of the Company entitled to vote thereon.

               8.1.5. REGULATORY APPROVAL. All regulatory approvals or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals or waivers shall contain any conditions, restrictions or requirements which Recap's Board reasonably determines would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation taken as a whole or
(ii) reduce the benefits of the transactions contemplated hereby to such a degree that Recap would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

               8.1.6. THIRD PARTY CONSENTS. The Company shall have received all requisite consents to the transactions contemplated by the Merger and/or waivers to certain redemption or conversion rights, or conversion price or redemption price adjustments or change in control rights or acceleration rights, reasonably satisfactory to the Company and Recap, and of the Purchasers (as that term is defined in the Securities Purchase Agreement) pursuant to the Subordinated Notes and the Securities Purchase Agreement signed in connection therewith.

               8.1.7. CONVERTIBLE NOTE HOLDERS APPROVAL. The Merger and the other transactions contemplated hereby shall have been approved by the requisite vote or consent of the holders of the Convertible Notes entitled to vote or consent thereon.

       8.2. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by the
Company:

               8.2.1. ACCURACY OF RECAP'S REPRESENTATIONS AND PERFORMANCE OF OBLIGATIONS.

               (a) All representations and warranties made by Recap in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Recap pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on Recap, PROVIDED THAT, whenever any such representation or warranty is conditioned by reference to materiality or a Material Adverse Effect, for the purposes of this Section 8.2.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

               (b) Recap shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by Recap pursuant hereto required to be performed or complied with by Recap either at or prior to the Closing.

               8.2.2. RECAP DELIVERIES. Recap shall have delivered, or shall have caused to be delivered, to the Company at or prior to the Closing the following:

               (a) a certified copy of the resolutions duly adopted by the board of directors of Recap authorizing this Agreement and the transactions contemplated hereby and thereby;

               (b) such other documents, instruments or certificates as shall be reasonably requested by the Company or its counsel; and

               (c) a certificate of the president or any vice president and secretary or any assistant secretary of Recap certifying to the matters set forth in Section 8.2.1(a) and (b) above.

       8.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF RECAP. The obligations of Recap to close the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions precedent, any of which may be waived by Recap:

               8.3.1. ACCURACY OF THE COMPANY'S REPRESENTATIONS AND PERFORMANCE OF OBLIGATIONS.

               (a) All representations and warranties made by the Company in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto shall be true and correct in all respects on the date when made and on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all respects as of such date) with the same effect as if made on and as of the Closing Date (without regard to any amendment or supplement of any such Schedule, agreement or instrument after the date hereof), except where such failures, in each case or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on the Company, PROVIDED THAT, whenever any such representation or warranty is conditioned by reference to materiality or a

Material Adverse Effect, for the purposes of this Section 8.3.1(a), such representation or warranty shall be treated as if such representation or warranty did not contain any limitation as to materiality or Material Adverse Effect as stated therein.

               (b) Except for any action requested or required to be taken by the Company pursuant to Section 7.6(c) hereof, the Company shall have performed or complied in all material respects with all covenants and conditions contained in this Agreement, any Schedule or any agreement, certificate or instrument to be executed by the Company pursuant hereto required to be performed or complied with by the Company either at or prior to the Closing.

               8.3.2. PERMITS AND APPROVALS. The Company shall have made or obtained, on terms reasonably satisfactory to Recap, all Permits and Approvals required from any Governmental Entity or any third party in order to consummate the transactions contemplated hereby and permit the Surviving Corporation to continue the Company's business in substantially the manner as it is being conducted as of the date hereof, except where the failure to obtain such Permits or Approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

               8.3.3. COMPANY ADVERSE CHANGES. There shall not have occurred after the date hereof any events which individually or in the aggregate have had or are reasonably expected to have a Material Adverse Effect on the Company.

               8.3.4. DELIVERIES. The Company shall have delivered, or shall have caused to be delivered, to Recap at or prior to the Closing the following:

               (a) to the extent requested by Recap, resignations of the directors of the Company and each of the Company's Subsidiaries effective as of the Closing;

               (b) certified copies of the resolutions duly adopted by the Company Board and by the holders of the Existing Shares, authorizing this Agreement and the transactions contemplated hereby;

               (c) a certificate of the chief executive officer, president or any vice president and secretary or any assistant secretary of the Company certifying to the matters set forth in Section 8.3.1(a) and (b) above;

               (d) the corporate seal, minute books and stock transfer books of the Company; and

               (e) such other documents, instruments or certificates as shall be reasonably requested by Recap or its counsel.

               8.3.5. FINANCING. Recap shall have made or obtained all financing (i) necessary in connection with the consummation of the transactions contemplated by this Agreement and the "Financing Letters" referred to in
Section 6.5 and (ii) which is reasonably necessary to continue after the Closing the business of the Surviving Corporation in substantially the manner it is currently being conducted or is planned to be conducted.

               8.3.6. RECAPITALIZATION. The Recapitalization shall have been consummated.

               8.3.7.  ACCOUNTING PRINCIPLES.  Except as set forth on
SCHEDULE 8.3.7, from the fiscal year ended December 31, 1998 and prior to the Effective Time, the Company shall not have altered, modified or amended, and the Company shall not have been required in the future to make any alteration, modification or amendment (which in Recap's reasonable belief would have a Material Adverse Effect on the Company) of, any of its material accounting principles, methods or practices (that are limited and directed to the Company specifically and not applicable generally to all companies), whether or not required or requested to make such alteration, modification or amendment by any Governmental Entity, by the Company's independent auditors or otherwise.

               8.3.8. PUSH-DOWN ACCOUNTING. There shall not have occurred any material change in accounting rules (including but not limited to GAAP), or in the applicable federal and state securities Laws, or any action by the Company or its Subsidiaries, which results in or triggers push-down accounting treatment for the Merger.

               8.3.9. DISSENTING SHARES. The aggregate number of Dissenting Shares shall not equal 15% or more of the shares of the Company outstanding as of the record date for the Special Meeting.

               8.3.10. SHARE EXCHANGE AND SUBSCRIPTION. Subject to the terms and conditions of the Exchange Agreement, the Rollover Holders and Recap shall have consummated a transfer and exchange of the Rollover Shares held by the Rollover Holders with Recap, in exchange for newly issued shares of capital stock of Recap to the Rollover Holders, prior to the Effective Time.

               8.3.11. MANAGEMENT SERVICES AGREEMENT. The Company (and/or the Subsidiaries) and Leonard Green & Partners, L.P. (and/or its Affiliates) shall have executed and delivered the management services agreement prior to the Closing.

               8.3.12. STOCKHOLDERS AGREEMENT. Each of the respective parties to the stockholders agreement shall have executed and delivered such agreement prior to the Closing.

               8.3.13. DUE DILIGENCE OF DENTISTS AND DENTAL PROFESSIONALS. For a period of thirty (30) days from the date of this Agreement, Recap shall be entitled to meet with and perform due diligence on certain dentists, other dental professionals and certain dental practices affiliated with the Company, identified and selected by Recap at its discretion after reasonable notice to and consultation with the Company. The discoveries by Recap from such due diligence shall not reasonably be expected to have a Material Adverse Effect on the Company.

               8.3.14. KNOX-KEENE OPINION. The Company shall deliver an opinion letter from Foley Lardner or other law firm of national standing with expertise in the area of California health plan regulation to the effect that the Agreement and the transactions contemplated hereby shall not require prior approval from the California Department of Corporations pursuant to the California Knox-Keene Health Care Service Plan Act of 1975, as amended, and the regulations issued thereunder (the "Knox-Keene Act"), by virtue of the licensure of the Company's Subsidiary, Dedicated Dental Systems, Inc. as a specialized health care service plan under the Knox-Keene Act and other than any issues arising from the notice and prior approval from the California Department of Corporations pursuant to the Knox-Keene Act, the Agreement and the transactions contemplated hereby would not otherwise violate the Knox-Keene Act.

               8.3.15. EMPLOYMENT AGREEMENTS. Each of Michael Fiore and Steven Matzkin shall have executed and delivered an employment agreement substantially in the form attached hereto as Exhibit C prior to the Closing.

               8.3.16. CANCELLATION OF OPTIONS, WARRANTS AND CONVERTIBLE NOTES. The Company shall have obtained the rollover, the exercise or the cancellation of the Options and Rollover Options as set forth in Section 2.5 and received any necessary agreements, approvals or consents from the holders thereof. The Company shall have obtained the cancellation and surrender of the outstanding Warrants as set forth in Section 2.6 (except for Warrants held by two members of management of the Company not to exceed an aggregate value of $155,000 which may not be cancelled and may remain outstanding) and received any necessary approvals or consents from the holders thereof. The Company shall have obtained the cancellation and surrender of the Convertible Notes as set forth in Section 2.2(f).

               8.3.17. AGREEMENTS WITH POTENTIAL RECIPIENTS OF EARN OUT SHARES. The Company shall have entered into an agreement with each potential recipient of Earn Out Shares, including but not limited to those recipients set forth on
Schedule 5.3, to the effect that such recipient agrees to accept cash in lieu of any Earn Out Shares to be issued to such recipient in the event that the earn out obligation is incurred by the Company.

               8.3.18. RESIGNATION OF DIRECTORS. All of the directors of the Company, other than those persons set forth on SCHEDULE 4.3, shall have resigned from the Board of Directors effective as of the Closing Date.

                                   ARTICLE IX.
                                   TERMINATION

       9.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time, whether before or after stockholder approval of the Merger:

               (a) MUTUAL CONSENT. By mutual written consent of the parties hereto;

               (b) BY RECAP. By Recap, if (i) any of the conditions set forth in Section 8.1 or 8.3 shall have become incapable of fulfillment, (ii) the Company Board or any committee thereof fails to recommend or withdraws or modifies, or resolves to withdraw or modify, its recommendation of the Merger, whether or not in compliance with Section 7.10 hereof, or (iii) the Company, the Company Board or any Representative of the Company shall take any other actions that would be proscribed by Section 7.5 hereof but for the exceptions therein set forth in Section 7.5(b) allowing certain actions to be taken based on the fiduciary obligations of the Company Board or in order to comply with applicable securities law requirements;

               (c) BY THE COMPANY. By the Company, if (i) the Company Board has approved a Superior Proposal in accordance with the terms of Section
7.5 or (ii) any of the conditions set forth in Section 8.1 or 8.2 shall have become incapable of fulfillment;

               (d) FAILURE OF CONDITIONS. By Recap or the Company, if the transactions contemplated hereby are not consummated on or before April 30, 2000 and if the failure to consummate such transactions on or before such date did not result from the breach of any representation, warranty or agreement herein of the party seeking such termination;

               (e) BREACH OF COVENANT. By Recap or the Company, if the other party shall be in material breach of any of its covenants contained in this Agreement and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate; PROVIDED THAT the party seeking such termination shall not also then be in material breach of this Agreement; PROVIDED FURTHER that any breach of the provisions of Section
7.5 hereof shall entitle Recap to an immediate right of termination without any notice or cure requirement.

               (f) BREACH OF REPRESENTATIONS AND WARRANTIES. By Recap or the Company, if the other party shall be in breach of any of its representations or warranties contained in this Agreement, which breach, individually or together with all other breaches, is reasonably expected to have a Material Adverse Effect on the Company or Recap, as applicable, and such breach either is incapable of cure or is not cured within 15 days after notice from the party wishing to terminate, PROVIDED, that the party seeking such termination shall not also then be in material breach of this Agreement.

       9.2. MANNER AND EFFECT OF TERMINATION. Termination shall be effected by the giving of written notice to that effect by the party seeking termination. If this Agreement is validly terminated and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and no party shall be obligated to the others hereunder; PROVIDED, HOWEVER, that termination shall not affect (i) the rights and remedies available to a party as a result of the breach by the other party hereunder (provided that, the provisions of Section 9.3 shall constitute the exclusive legal remedy of Recap with respect to breach by the Company described therein),
(ii) the provisions of Sections 5.12 and 6.4 hereof, or (iii) the obligations of the Company pursuant to Section 9.3 below.

       9.3.    CERTAIN PAYMENTS UPON TERMINATION.

               (a) In the event that: (i) either party terminates this Agreement under Section 9.1(b)(i), 9.1(c)(ii) or 9.1(d) due to the failure of the condition specified in Section 8.1.7 to be satisfied; (ii) the Company terminates this Agreement under Section 9.1(c)(i); (iii) Recap terminates this Agreement under Section 9.1(b)(ii); or (iv) Recap terminates this Agreement under Section 9.1(e) based on the violation or breach by the Company of the covenants set forth in Sections 7.5, 7.9, or 7.10 hereof, the Company shall pay to Recap a termination fee in the amount of $7,500,000 (the "Termination Fee"), plus all Expenses. In the event that this Agreement is terminated by either party under Section 9.1(b)(i), 9.1(c)(ii) or 9.1(d) due to a failure of the condition specified in
Section 8.1.4 and the Termination Fee is not then otherwise payable pursuant to the preceding sentence, the Company shall pay Recap a preliminary termination fee in the amount of $1,000,000 (the "Preliminary Termination Fee"), plus all Expenses; provided, however, that if the Company enters into an Acquisition Proposal within twelve months from the date of the termination of this Agreement under such circumstance, the Company shall pay to Recap an additional $6,500,000. In the event that Recap terminates this Agreement under Section 9.1(b)(iii) the Company shall pay Recap for all Expenses; and if the Termination Fee is not otherwise payable, the Company shall pay Recap the Termination Fee if the Company enters into an Acquisition Proposal within twelve months from the date of the termination of this Agreement.

               (b)     In the event this Agreement is terminated under Section
9.1 and neither the Termination Fee nor the Preliminary Termination Fee is payable under Section 9.3(a), the Company shall pay, or reimburse Recap, upon submission of one or more statements thereof, accompanied by reasonable supporting documentation, for all Expenses incurred in connection with or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement, unless: (i) Recap fails in any material respect to perform any of its material obligations under this Agreement and has not cured such non-performance within 20 days after Recap has received written notice from the Company specifying the nature of such non-performance; (ii) Recap has materially breached any of the material representations or warranties made by it in Article VI, and such breach is not cured (if the same is susceptible of being cured) within 20 days after Recap has received written notice from the Company specifying the nature of such breach; or (iii) the financing necessary to consummate the transactions contemplated by this Agreement is not obtained, except for the failure to obtain such financing as a result of a breach of the Company's representations and warranties made in
Article V, the failure of the Company to perform any of its material obligations under this Agreement, or the occurrence of any event, individually or in the aggregate, that would reasonably expected to have a Material Adverse Effect on the Company.

               (c)     For purposes of this Section 9.3, "Expenses" shall mean
(A) all fees and expenses (including those of counsel, accountants and other advisors, but not including any fees and expenses in connection with financings) not to exceed $1,500,000 and (B) all fees and expenses in connection with financings (that have been approved in advance by the Company), incurred by any of Recap and its affiliates in connection with the transactions contemplated by this Agreement; PROVIDED, HOWEVER, any fees and expenses set forth in the Financing Letters shall be deemed approved by the Company. All payments required to be made hereunder shall be made by wire transfer of immediately available funds within two (2) Business Days of the event giving rise to the payment of such Expenses. The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and that, without said agreements, Recap would not enter into this Agreement; accordingly, if the Company fails promptly to pay the Termination Fee and Expenses due pursuant to this Section 9.3, and, in order to obtain such payment, Recap commences a suit which results in a judgment against the Company for the fees and expenses set forth herein, the Company will pay to Recap Recap's reasonable expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts due hereunder at the legal rate determined by the court rendering such judgment.

                                   ARTICLE X.
                                OTHER AGREEMENTS

       10.1. CONFIDENTIALITY. The Company agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of Recap, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company or Recap, except for such disclosure as may be required by Law or applicable accounting regulations. Recap agrees that from the date hereof until the Closing Date or earlier termination of this Agreement it will not, and will use reasonable best efforts to ensure that none of its directors, officers, Representatives, agents or employees will, without the prior written consent of the Company, submit or disclose to or file with any other Person, or use, any confidential or non-public information relating to the Company, except for such disclosure as may be required by Law or applicable accounting regulations. Without limiting the generality of the foregoing, Recap and the Company agree and acknowledge that, until the Closing, they will continue to be bound by the Confidentiality Agreement dated August 10, 1999 between the Company and Leonard Green & Partners, L.P.

                                   ARTICLE XI.
                                  MISCELLANEOUS

       11.1. EXPENSES. Except as otherwise specifically provided for herein (including without limitation under Article IX hereof), each of the Company, on the one hand, and Recap, on the other, shall pay all of its costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

       11.2. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally or sent by facsimile transmission (receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmed the next day) or three (3) Business Days after sent by registered or certified mail (postage prepaid, return receipt requested). Notices shall be addressed as follows:

       To The Company: InterDent, Inc.
                       222 North Sepulveda Boulevard
                       Suite 740
                       El Segundo, California  90245-4340
                       Attention:  Michael T. Fiore
                       Facsimile:  (310) 765-2459

       With a copy to: McDermott, Will & Emery
                       18101 Von Karman Avenue
                       Suite 1100
                       Irvine, California 92612
                       Attention:  Richard J. Babcock, Esq.
                       Facsimile:  (949) 851-9348

       To Recap:       ID Recap, Inc.
                       c/o Leonard Green & Partners, L.P.
                       11111 Santa Monica Boulevard
                       Suite 2000
                       Los Angeles, California 90025
                       Attention:  John Baumer
                       Facsimile:  (310) 954-0404

       With a copy to: Irell & Manella LLP
                       333 South Hope Street, 33rd Floor
                       Los Angeles, California 90071
                       Attention:  Edmund M. Kaufman, Esq.
                       Facsimile:  (213) 229-0515

Either party may from time to time change its address for the purpose of notices by a similar notice specifying the new address but no such change shall be effective as against any Person until such Person shall have actually received it.

       11.3. ENTIRE AGREEMENT. This Agreement contains the final and entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all written or verbal representations, warranties, commitments and other understandings prior to the date hereof, other than the Confidentiality Agreement, dated August 10,1999. No reference shall be made to any draft of this Agreement for purposes of interpretation or resolution of ambiguity or otherwise. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

       11.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       11.5. SEVERABILITY. If any provision hereof shall be held to be unenforceable or invalid by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not alter the enforceability, validity or effect of any other provision hereof.

       11.6. ASSIGNABILITY. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that neither this Agreement nor any right or obligation hereunder may be assigned by either party without the prior written consent of the other to be given in the other party's sole discretion.

       11.7. CAPTIONS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       11.8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

       11.9. SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof (without requirement to post bond), in addition to any and all other remedies at law or in equity.

       11.10. AMENDMENT AND WAIVER. This Agreement may be amended, modified or supplemented at any time, whether before or after stockholder approval only by an instrument in writing signed by all parties hereto; PROVIDED, HOWEVER, this Agreement may not be amended, modified or supplemented following approval of the Merger by the holders of the Company's outstanding capital stock entitled to vote thereon without the further approval of such stockholders if such amendment, modification or supplement would adversely affect such stockholders. No waiver by any party of any of the provisions hereof shall be effective unless set forth in writing and executed by the party so waiving. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

       11.11. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

       11.12. PUBLICITY. Except as hereinafter provided, the Company and Recap shall not, and each of them shall use commercially reasonable efforts to cause their respective directors, officers, employees, Representatives and agents not to, discuss publicly or make any public statement with respect to this Agreement or the transactions contemplated hereby without the other party's approval. Before making any such public announcements, the parties hereto shall use good faith efforts to agree upon the text of a joint announcement to be made by the parties hereto or use good faith efforts to obtain the other party's approval of the text of any public announcement to be made solely on behalf of such party. If the parties hereto are unable to agree on or approve such a public statement or announcement and legal counsel for a party is of the opinion that such statement or announcement is required by law or the rules of any stock exchange on which the parties' securities are traded, then such party may make or issue the legally required statement or announcement.

       11.13. FORCE MAJEURE. Anything to the contrary in this Agreement notwithstanding, no party hereto shall be liable to the other parties hereto for any loss, injury, delay, damages or other casualty suffered or incurred by such other party hereto due to strikes, riots, storms, fires, explosions, acts of God, war, governmental action, or any other cause similar thereto which is beyond the reasonable control of such parties, and any failure or delay by any party hereto in performance of any of its obligations under this Agreement due to one or more of the foregoing causes shall not be considered as a breach of this Agreement. In the event that performance of any of the material obligations under this Agreement shall be suspended due to one or more of the foregoing causes and such suspension shall have a material adverse impact on consummation of the transactions as contemplated in this Agreement or on the operations or financial conditions or prospects of the Company, then the aggrieved party which shall be materially and adversely affected thereby may terminate this Agreement.

       11.14. ATTORNEY'S FEES. In any suit or proceeding arising out of this Agreement or to interpret or enforce any provision of this Agreement, the prevailing party shall be entitled to all reasonable out-of-pocket expenses and reasonable attorneys' fees incurred by such party in connection with such suit or proceeding.

       11.15. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, and Sections 5.12, 6.4 and 7.13 hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                       INTERDENT, INC.
                                       a Delaware corporation

                                       By:
                                          ----------------------------------
                                          Name:  Michael T. Fiore
                                          Title:  Chief Executive Officer


                                       ID RECAP, INC.,
                                       a Delaware corporation

                                       By:
                                          ----------------------------------
                                          Name:  John Danhakl
                                          Title:  President

                                       Exhibits
                                       --------

Exhibit A                Voting Agreement
Exhibit B                Recapitalization Agreement
Exhibit C                Employment Agreement


                                     Schedules
                                     ---------

Schedule 1.2(lll)        Permitted Encumbrances
Schedule 1.2(ttt)        Rollover Options
Schedule 4.3             Directors
Schedule 5.1             Organization, Standing and Authority
Schedule 5.2             Company, Subsidiaries and Equity
Schedule 5.3             Company Capital Stock
Schedule 5.4             Corporate Power
Schedule 5.5(a)          Consent and Approvals; No Defaults
Schedule 5.5(b)          Conflicts
Schedule 5.5(c)          Governmental Approvals
Schedule 5.5(d)          Non-Governmental Approvals
Schedule 5.6             Financial Reports and Regulatory Documents; Changes
Schedule 5.8             Litigation
Schedule 5.9             Regulatory Matters
Schedule 5.10            Compliance with Laws
Schedule 5.11            Material Contracts; Defaults
Schedule 5.13            Undisclosed Liabilities
Schedule 5.14            Employee Benefit Plans
Schedule 5.15            Labor and Employment Matters
Schedule 5.16            Year 2000 Compliance
Schedule 5.17            Environmental Matters
Schedule 5.18            Tax Matters
Schedule 5.20            Insurance
Schedule 5.21            Assets
Schedule 5.23            Regulatory Approvals
Schedule 5.24            Real Property and Leaseholds
Schedule 5.27            Earn out Payments
Schedule 6.2             Conflicts
Schedule 6.3             Approvals
Schedule 7.1             Conduct of Business Pending Closing
Schedule 7.18            Redemption or Cancellation of Securities
Schedule 8.3.7           Accounting Principles


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